Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements (Form S-8 Nos. 333-91737, 333-34552, 333-49842, 333-52012, 333-65192, 333-82864, 333-113544, 333-120976, 333-123230, 333-132406, and 333-142234); and Form S-3 No. 333-55744 of Blue Coat Systems, Inc. of our reports dated July 10, 2007, with respect to the consolidated financial statements and schedule of Blue Coat Systems, Inc., Blue Coat Systems, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Blue Coat Systems, Inc., included in this Annual Report (Form 10-K) for the year ended April 30, 2007.

/s/ ERNST & YOUNG LLP

San Jose, California

July 10, 2007